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EXHIBIT 12.1

                            SIERRA PACIFIC RESOURCES

                     RATIOS OF EARNINGS TO FIXED CHARGES(1)


                                                                                        Year Ended December 31,
                                                                         ---------------------------------------------------------
             Amounts in 000's                    3/31/2004   3/31/2003      2003        2002        2001        2000        1999
                                                 ---------   ---------   ---------   ---------   ---------   ---------   ---------
EARNINGS AS DEFINED:
       Income (Loss) From Continuing Operations
             After Interest Charges              $ (43,475)  $  (9,236)  $ 129,375)  $(300,851)  $  32,898   $ (46,253)  $  50,029
       Income Taxes                                (20,867)    (12,711)    (57,337)   (163,877)     13,106     (30,727)     26,364
                                                 ---------   ---------   ---------   ---------   ---------   ---------   ---------
       Income (Loss) From Continuing Operations

             before Income Taxes                   (64,342)    (21,947)   (186,712)   (464,728)     46,004     (76,980)     76,393

       Fixed Charges                               102,046      87,205     390,548     301,148     243,874     209,937     133,364
       Capitalized Interest                         (2,173)     (1,756)     (5,976)     (5,270)     (2,801)    (10,634)     (8,000)
       Preferred Stock Dividend Requirement         (1,500)     (1,500)     (6,000)     (6,000)     (5,692)     (5,383)     (3,385)
                                                 ---------   ---------   ---------   ---------   ---------   ---------   ---------

             Total                               $  34,031   $  62,002   $ 191,860   $(174,850)  $ 281,385   $ 116,940   $ 198,372
                                                 =========   =========   =========   =========   =========   =========   =========

FIXED CHARGES AS DEFINED:
       Interest Expensed and Capitalized (2)     $ 100,546   $  85,705   $ 384,548   $ 295,148   $ 238,182   $ 204,554   $ 129,979
       Preferred Stock Dividend Requirement          1,500       1,500       6,000       6,000       5,692       5,383       3,385
                                                 ---------   ---------   ---------   ---------   ---------   ---------   ---------

             Total                               $ 102,046   $  87,205   $ 390,548   $ 301,148   $ 243,874   $ 209,937   $ 133,364
                                                 =========   =========   =========   =========   =========   =========   =========

RATIO OF EARNINGS TO FIXED CHARGES                                                                                1.15        1.49

       DEFICIENCY                                $  68,015   $  25,203   $ 198,688   $ 475,998         $--   $  92,997         $--

         (1) Revised from prior presentations for adjusted calculations.

         (2) Includes amortization of premiums, discounts, and capitalized debt expense and interest component of rent expense.

         For the purpose of calculating the ratios of earnings to fixed charges, "Fixed charges" represent the aggregate of interest charges on short-term and long-term debt, allowance for borrowed funds used during construction (AFUDC)and capitalized interest, the portion of rental expense deemed to be attributable to interest, and the pre-tax preferred stock dividend requirement of SPPC. "Earnings" represent pre-tax income (or loss) from continuing operations before the pre-tax preferred stock dividend requirement of SPPC, fixed charges and capitalized interest.